Exhibit 10.29
CONCHO RESOURCES INC.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
February 27, 2006
Mr.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
Dear Mr.                     :
     As an officer of Concho Equity Holdings Corp., a Delaware corporation (the “Company”), you were previously granted Options to purchase Units of the Company as reflected in various Stock Option Award Agreements by and between you and the Company (the “Award Agreements”) under the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Award Agreements. Pursuant to that certain Combination Agreement dated as of February 24, 2006, by and among the Company, Concho Resources Inc., a Delaware corporation (“Resources”), and the other parties thereto (the “Combination Agreement”), the Plan shall be assumed and adopted by Resources and each Option outstanding and unexercised immediately prior to the closing of the transactions contemplated by the Combination Agreement (the “Combination”) were assumed by Resources and adjusted to become an option to purchase shares of common stock, par value $0.001 per share, of Resources in accordance with the rules set forth in Treasury Regulations Section 1.424-1(a).
     The portion of your Options that was not subject to performance vesting were fully vested when the Combination occurred because the Combination constituted a Change of Control as defined in the Plan. Under the terms of the Plan and your Award Agreements, the portion of your Options subject to performance vesting (the “Performance Vesting Portion”) did not vest when the Change of Control occurred. Rather, this portion vests only upon the occurrence of one or more of the following events: (i) the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, (ii) a sale, in one or more related transactions, of all or substantially all of the assets of the Company and a distribution to Purchaser of his pro rata Share of the proceeds of such sale or (iii) any merger, consolidation, reorganization or other transaction resulting in at least fifty percent (50%) of the issued and outstanding shares of voting securities of the Company immediately prior to the consummation of such transaction being “beneficially owned” by a single person or a “group,” as such terms are defined in Rule 13d-3 and 13d-5, respectively, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, resulting in, as determined by the Company’s independent accountants, a 25% internal rate of return, and a return on investment of two times the total dollars invested to the Purchasers party to that certain Stock Purchase Agreement dated August 13, 2004 between the Company and the Purchasers.
     In consideration for Resources’ agreement to assume and adopt the Plan, the Company’s agreement to fully vest the Performance Vesting Portion of the Options held by all non-executive employees of the Company in connection with the Combination and other good and valuable

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consideration, the receipt of which is hereby acknowledged, you hereby agree with Resources and the Company that the Award Agreements covering your Options shall be, and are hereby, amended such that the vesting provision described in the previous paragraph that is applicable to the Performance Vesting Portion of your Options shall not apply and the Performance Vesting Portion of your Options shall hereafter vest and become purchasable, in whole at any time or in part from time to time, upon the occurrence of any of the following events (provided you are in the continuous service of Resources or any Affiliate of Resources until such vesting date occurs):
     (i) the liquidation, dissolution or winding up of the affairs of Resources, whether voluntary or involuntary;
     (ii) a sale, in one or more related transactions, of all or substantially all of the assets of Resources or its subsidiaries;
     (iii) any merger, consolidation, reorganization or other transaction resulting in at least fifty percent (50%) of the issued and outstanding shares of voting securities of Resources immediately prior to the consummation of such transaction being “beneficially owned” by a single person or a “group,” as such terms are defined in Rule 13d-3 and 13d-5, respectively, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended;
(iv) the termination by Resources or its subsidiaries of your employment other than for Cause;
     (v) the termination by you of your employment with Resources or its subsidiaries for Good Reason;
     (vi) the third anniversary of the closing of the Combination.
As used herein, the term “Cause” means a finding by the board of directors of Resources (the “Board”) of acts or omissions constituting, in the Board’s reasonable judgment, (i) a breach of duty by you in the course of your employment involving fraud or acts of dishonesty (other than inadvertent acts or omissions); (ii) conduct by you that is materially detrimental to Resources or its subsidiaries, monetarily or otherwise; (iii) your failure to devote your full working time and best efforts to the performance of your responsibilities to Resources or its subsidiaries; or (iv) your conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws. Additionally, as used herein, the term “Good Reason” means (i) your demotion as evidenced by a material reduction in your responsibilities, duties, compensation or benefits (a “Demotion”); (ii) any permanent relocation of your place of business to a location 10 miles or more from the then-current location ( a “Relocation”); (iii) you are removed as a member of the Board or from the office(s) of President and/or Chief Operating Officer of Resources; or (iv) Timothy A. Leach is removed as a member of the Board or from the office(s) of Chairman of the Board and/or Chief Executive Officer of Resources; provided you did not vote for any such removal of Mr. Leach. A transfer

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of employment among Resources and any of its subsidiaries without a Demotion or Relocation, shall not constitute “Good Reason.”
     Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to Resources.
[Signature page follows]

February 27, 2006	Page 4

Very truly yours, CONCHO RESOURCES INC.
By:
David W. Copeland, Vice President

CONCHO EQUITY HOLDINGS CORP.
By:
David W. Copeland, Vice President

ACCEPTED AND AGREED:

Date:

Schedule of Substantially Identical Letter Agreement Regarding Option Awards
Not Filed with the Securities and Exchange Commission
     Pursuant to Instruction 2 of Item 601 of Regulation S-K, Concho Resources Inc. has filed only one of the form of letter agreement entered into with each of Messrs. Leach and Beal because each of the letter agreements are substantially identical in all material respects except as to the parties thereto.